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                                                                      EXHIBIT 15



November 3, 2006


To the Compuware Corporation
Detroit, Michigan:

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Compuware Corporation and subsidiaries for the periods ended September 30, 2006 and 2005, as indicated in our report dated November 3, 2006 (which report includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, is incorporated by reference in Registration Statements on Form S-8: No. 333-68808, 333-57984, 333-79821, 333-70549, 333-43971, 333-37873, 333-17263, 33-57364,
333-4522, 33-70852, 33-78822, 33-98742, and 333-119956.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP